Exhibit 3.1

ARTICLES OF ASSOCIATION

OF

STERIS LIMITED

(Adopted by special resolution passed on 28 March 2019)

-i-

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

STERIS LIMITED

(the “Company”)

(Adopted by special resolution passed on 28 March 2019)

1.	INTERPRETATION AND LIMITATION OF LIABILITY

1.1	In these articles (unless the context requires otherwise) the following words have the following meanings:

“Act” means the Companies Acts (as defined in section 2 of the Companies Act 2006), in so far as they apply to the Company and any reference to a section of the Act shall be a reference to a section of the Companies Act 2006 or the equivalent provision (to the extent applicable) of any statutory modification or re-enactment of it or to it;

“appointor” has the meaning given in article 18.1;

“articles” means these articles of association as altered from time to time;

“associated company” means, in relation to a company, a subsidiary or subsidiary undertaking or holding company or parent undertaking for the time being of that company or a subsidiary or subsidiary undertaking for the time being of such a holding company or parent undertaking and references to any company being “associated” with another company shall be construed accordingly;

“bankruptcy” includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;

“board” means the board of directors for the time being of the Company or any duly constituted and authorised committee of it;

“capitalised sum” has the meaning given in article 23.1;

“chairman” has the meaning given in article 12.2;

“chairman of the meeting” has the meaning given in article 26.3;

“Companies Acts” means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;

“conflict situation” has the meaning given in article 16.1;

“director” means a director of the Company, and includes any person occupying the position of a director of the Company, by whatever name called;

“distribution recipient” has the meaning given in article 22.9;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“electronic form” has the meaning given in section 1168 of the Act;

“eligible director” means a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter);

“fully paid” in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share have been paid to the Company;

“hard copy form” has the meaning given in section 1168 of the Act;

“holder” in relation to shares means the person whose name is entered in the register of members of the Company as the holder of the shares;

“instrument” means a document in hard copy form;

“ordinary resolution” has the meaning given in section 282 of the Act;

“paid” means paid or credited as paid;

“participate”, in relation to a directors’ meeting, has the meaning given in article 10.1;

“persons entitled” has the meaning given in article 23.1;

“Preference Shares” means the non-voting redeemable preference shares of £0.10 each in the Company;

“proxy notice” has the meaning given in article 29;

“relevant entity” has the meaning given in article 15.1(D);

“relevant officer” has the meaning given in article 35.1;

“shareholder” means a person who is the holder of a share;

“shares” means shares in the Company;

“special resolution” has the meaning given in section 283 of the Act;

“subsidiary” has the meaning given in section 1159 of the Act;

“transmittee” means a person entitled to a share by reason of the bankruptcy of a shareholder or otherwise by operation of law; and

“writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

1.2

Unless the context otherwise requires, other words or expressions contained in these articles bear the same meaning as in the Act as in force on the date when these articles become binding on the Company.

1.3

Neither the model articles for private companies limited by shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 (SI 2008/3229) nor any other replacement or equivalent model form articles of association shall apply to the Company.

1.4	The liability of each member of the Company is limited to the amount, if any, unpaid on the shares held by such member.

2.	SHARES AND AUTHORITY TO ALLOT

2.1	There shall be no restriction on the number of shares which may be issued by the Company except as may be expressly provided for in these articles.

2.2

The unissued shares for the time being shall be under the control of the directors, who are generally and unconditionally authorised by these articles to allot, grant options over, or otherwise dispose of or deal with any unissued shares and any rights (whether under options, warrants, on conversion of any indebtedness or otherwise) to call for the allotment or issue of shares to such persons, on such terms (including as to payment up of the nominal value and any premium to be paid to the Company in consideration for such issue) and in such manner as they shall think fit, but subject to the other provisions of these articles.

2.3	In exercising their authority under this article 2 the directors shall not be required to have regard to sections 561 and 562 of the Act which shall not apply to the Company.

2.4

Any consideration to be paid to the Company for the issue of a share shall be payable at such time or time(s) and in such instalments (if any) as shall be prescribed by the board and as regards any premium may be conditional or variable in amount, in whole or in part.

2.5	Subject to the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

2.6

The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

2.7

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

3.	SHARE CERTIFICATES

3.1	The Company must issue each shareholder, free of charge, with one or more certificates in respect of the shares which that shareholder holds.

3.2	Every certificate must specify:

(A)	in respect of how many shares and of what class it is issued;

(B)	the nominal value of those shares;

(C)	whether or not the shares are fully paid; and

(D)	any distinguishing numbers assigned to them.

3.3	No certificate may be issued in respect of shares of more than one class.

3.4	If more than one person holds a share, only one certificate may be issued in respect of it.

3.5	Certificates must be executed in accordance with the Act.

3.6	If a certificate issued in respect of a shareholder’s shares is:

(A)	damaged or defaced; or

(B)	said to be lost, stolen or destroyed, that shareholder is entitled to be issued with a replacement certificate in respect of the same shares.

3.7	A shareholder exercising the right to be issued with a replacement certificate:

(A)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(B)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

(C)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

4.	TRANSFERS OF SHARES

4.1	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of the transferor.

4.2	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

4.3	The Company may retain any instrument of transfer which is registered.

4.4	The transferor remains the holder of a share until the transferee’s name is entered in the register of members as holder of it.

4.5

The directors may refuse to register the transfer of a share, whether or not it is a fully paid share or a share on which the Company has a lien (but subject always to any other provisions of the articles), and if they do so, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

4.6

The directors shall not decline to register any transfer of shares where such transfer is executed by or in favour of any bank or institution to whom such shares have been charged or mortgaged (a “Qualifying Institution”), or by or in favour of any nominee of a Qualifying Institution, nor may the directors suspend registration of any member which is a Qualifying Institution (or nominee thereof). A certificate by any official of a Qualifying Institution that the relevant shares are charged or mortgaged shall be conclusive evidence of that fact. No person shall have any pre-emption rights in relation to any transfer of shares to a Qualifying Institution. The provisions of this article 4.6 shall supersede any other provisions of these articles.

5.	TRANSMISSION OF SHARES

5.1	If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to that share.

5.2	A transmittee who produces such evidence of entitlement to shares as the directors may properly require:

(A)	may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person; and

(B)	subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

5.3

Transmittees do not have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those shares.

5.4

Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish. If the transmittee wishes to have a share transferred to another person, the transmittee must execute an instrument of transfer in respect of it. Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

5.5

If a notice is given to a shareholder in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the shareholder before the transmittee’s name has been entered in the register of members.

6.	PREFERENCE SHARES

6.1	The Preference Shares shall entitle the holders thereof to the rights set out below:

(A)

the holders of the Preference Shares shall be entitled to receive as set forth herein a fixed cumulative preferential dividend (the “Preference Dividend”) at 5 per cent. per annum on the amount from time to time paid up on the Preference Shares respectively held by them. The Preference Dividend shall be deemed to accrue from day to day commencing on the date of issue of the relevant Preference Shares and shall be paid as and when approved by the board, or, to the extent unpaid, upon the winding-up of the Company in accordance with sub-paragraph 6.3 below or upon redemption in accordance with sub-paragraph 6.6 below;

(B)

on a return of capital of the Company on a winding up, the holders of the Preference Shares shall be entitled to receive out of the assets of the Company available for distribution to its shareholders the sum of £0.10 per Preference Share plus the amount of any then accrued but unpaid Preference Dividend but shall not be entitled to any further participation in the assets of the Company;

(C)

the holders of Preference Shares shall have no right to attend, speak or vote, whether in person or by proxy, at any general meeting of the Company or any meeting of a class of members of the Company in respect of the Preference Shares (save where required by law) and shall not be entitled to receive any notice of meetings;

(D)	the Preference Shares may not be transferred save with the prior written consent of the Company and in accordance with Article 4; and

(E)

subject to the provisions of the Act and these articles, the Company may redeem at nominal value, plus the amount of any Preference Dividend then accrued but unpaid in respect of the Preference Shares being redeemed, all or some of the Preference Shares for the time being outstanding and fully paid at any time after the date of adoption of these articles.

7.	POWERS AND RESPONSIBILITIES OF DIRECTORS

7.1	Subject to the articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

7.2

The shareholders may, by special resolution, direct the directors to take, or refrain from taking, specified action. No such special resolution invalidates anything which the directors have done before the passing of the resolution.

7.3	Subject to the articles, the directors may delegate any of the powers which are conferred on them under the articles:

(A)	to such person or committee;

(B)	by such means (including by power of attorney);

(C)	to such an extent;

(D)	in relation to such matters or territories; and

(E)	on such terms and conditions,

as they think fit. If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated. The directors may revoke any delegation in whole or part, or alter its terms and conditions.

7.4

Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors. The directors may make rules of procedure for all or any committees, which prevail over rules derived from the articles if they are not consistent with them.

8.	NUMBER OF DIRECTORS

Unless and until otherwise determined by the Company by ordinary resolution, the number of directors (other than alternate directors) shall be not less than one in number. The Company may from time to time by ordinary resolution fix a maximum number of directors and from time to time vary that maximum number.

9.	CALLING A MEETING OF DIRECTORS

9.1	Any director may call a directors’ meeting by giving notice of the meeting to the directors or by authorising the Company secretary (if any) or any other person to give such notice.

9.2	Notice of any directors’ meeting must indicate:

(A)	its proposed date and time;

(B)	where it is to take place; and

(C)	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

9.3

Notices of meetings of directors shall be given to all directors and to any alternate directors appointed by them. Any such notice shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent in writing (including by electronic communication) to him at his last known address or at any other address given by him to the Company for this purpose, or by any other means authorised in writing by the director concerned. A director absent or intending to be absent from the United Kingdom may request that notices of meetings of the directors shall, during his absence, be sent in writing to him at an address given by him to the Company for this purpose.

9.4

Notice of a directors’ meeting need not be given to directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company not more than 7 days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

10.	PARTICIPATION IN MEETINGS OF DIRECTORS

10.1	Subject to the articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(A)	the meeting has been called and takes place in accordance with the articles; and

(B)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

10.2	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

10.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

11.	QUORUM FOR MEETINGS OF DIRECTORS

11.1	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

11.2	The quorum for the transaction of business at a meeting of directors is any two eligible directors or in the event of there being a single director, that director.

11.3

For the purposes of any meeting (or part of a meeting) held pursuant to article 16.1 to authorise a director’s conflict, if there are less than two eligible directors in office other than the conflicted director(s), the quorum for such meeting (or part of a meeting) is only one eligible director in office other than the conflicted director(s), the quorum for such meeting (or part of a meeting) shall be one eligible director.

11.4	If the total number of directors for the time being is less than the quorum required, the directors must not take any decision other than a decision:

(A)	to appoint further directors, or

(B)	to call a general meeting so as to enable the shareholders to appoint further directors.

12.	CHAIRING OF MEETINGS OF DIRECTORS

12.1	The directors may appoint a director to chair their meetings.

12.2	The person so appointed for the time being is known as the chairman.

12.3	The directors may terminate the chairman’s appointment at any time.

12.4	If the chairman is not participating in a directors’ meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of themselves to chair it.

13.	DECISION-MAKING BY DIRECTORS

13.1	The general rule about decision-making by directors is that any decision of the directors must be either a majority decision at a meeting or a decision taken in accordance with article 14.

13.2	If:

(A)	the Company only has one director for the time being; and

(B)	no provision of the articles requires it to have more than one director,

the general rule does not apply, and the director may (for so long as he remains the sole director) take decisions without regard to any of the provisions of the articles relating to directors’ decision-making.

13.3	Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

14.	UNANIMOUS DECISIONS AND WRITTEN BOARD RESOLUTIONS

14.1

A decision of the directors is taken in accordance with this article 14 when all eligible directors indicate to each other by any means that they share a common view on a matter. Such a decision may take the form of a resolution in writing, copies of which have been signed by each eligible director or to which each eligible director has otherwise indicated agreement in writing. A decision may not be taken in accordance with this article 14.1 if the eligible directors would not have formed a quorum at such a meeting.

14.2	A decision of the directors is taken in accordance with this article 14 when:

(A)	such number of eligible directors as would constitute a quorum at a directors’ meeting; and

(B)	a majority in number of the total number of eligible directors,

approve such decision in writing in the form of a resolution in writing. A copy of any draft resolution proposed to be passed in such manner shall be circulated to each of the directors of the Company provided that the failure to circulate such a draft resolution shall not invalidate any decision of the directors taken in accordance with this clause 14.2.

15.	ARRANGEMENTS BETWEEN DIRECTORS AND THE COMPANY

15.1

Subject to sections 177(5) and 177(6) and sections 182(5) and 182(6) of the Act and provided he has declared the nature and extent of his interest in accordance with the requirements of the Act and article 15.2, a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company:

(A)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(B)

shall be an eligible director for the purposes of, and be counted in the quorum in relation to, any proposed decision of the board in respect of such existing or proposed transaction or arrangement in which he is interested;

(C)

shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such existing or proposed transaction or arrangement in which he is interested;

(D)

may be or become a director or other officer of, employed by or be party to any transaction or arrangement with, or otherwise interested in, any company, firm or body or other entity (whether incorporated or unincorporated) (in any case, a “relevant entity”) in which a proprietary or other interest is held by the Company, any associated company of the Company or any relevant entity in which the Company or any associated company of the Company may be interested or as regards which it has any power of appointment. The board may also cause any voting power in any relevant entity held or owned by the Company or any associated company of the Company or any power of appointment to be exercised in such manner in all respects as it thinks fit, including the exercise of the voting power or power of appointment in favour of the appointment of the directors or any of them as directors or officers (or equivalent office holders) of the relevant entity, or in favour of the payment of remuneration to the directors or officers (or equivalent office holders) of the relevant entity; and

(E)

shall not, save as he may otherwise agree, be accountable to the Company or any associated company of the Company for any remuneration, profit or other benefit which he (or a person connected with him (as defined in section 252 of the Act)) derives from any such transaction, arrangement, office, directorship, employment or interest referred to in paragraph (A) and (D) of this article 15.1 and no such transaction or arrangement nor any contract arising from, or related to, it shall be liable to be avoided on the grounds of any such interest, profit or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.

15.2	A director who is in any way (directly or indirectly) interested in a proposed transaction or arrangement with the Company shall declare the nature of his interest to the other directors:

(A)	at a meeting of the directors; or

(B)	by a notice in writing in accordance with section 184 of the Act; or

(C)	by a general notice in accordance with section 185 of the Act,

prior to that transaction or arrangement being entered into by the Company (where section 177 of the Act applies) or as soon as required by section 182 of the Act, where that section applies. If a declaration of interest under this article proves to be, or becomes, inaccurate or incomplete, a further declaration must be made. This article 15.2 does not require a declaration of an interest of which the director is not aware or where the director is not aware of the transaction or arrangement in question. For this purpose a director shall be deemed to be aware of matters of which he ought reasonably to be aware. A director need not declare an interest in the circumstances set out in section 177(6) or section 182(6) of the Act, as applicable.

15.3

A director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of director for such period (subject to the provisions of the Act) and upon such other terms as the board may decide, and may be paid such extra remuneration for so doing (whether by way of salary, commission, participation in profits or otherwise) as the board may decide, either in addition to or in lieu of any remuneration provided for by or pursuant to any other article.

16.	CONFLICTS OF INTEREST OF DIRECTORS

16.1

The board may resolve in accordance with sections 175(5)(a) and 175(6) of the Act (as if it applied irrespective of the date of incorporation of the Company) to authorise a director to enter into a specific situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, as described in section 175(1) of the Act (a “conflict situation”).

16.2	Any authorisation under this article will be effective only if:

(A)	any requirement as to the quorum at the meeting of the directors at which the matter is considered is met without counting the director in question; and

(B)	the matter was agreed to without his voting or would have been agreed to if his vote had not been counted.

16.3	Any authorisation of a conflict situation under this article may (whether at the time of giving the authorisation or subsequently):

(A)	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter so authorised;

(B)	be subject to such terms and for such duration, or impose such limits or conditions as the directors may determine; and

(C)

be terminated or varied by the directors at any time, provided that this will not affect anything done by the director prior to such termination or variation in accordance with the terms of the authorisation.

16.4

In authorising a conflict situation the directors may decide (whether at the time of giving the authorisation or subsequently) that if a director has obtained any information through his involvement in the conflict situation otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person, the director is under no obligation to:

(A)	disclose such information to the directors or to any director or other officer or employee of the Company; or

(B)	use or apply any such information in performing his duties as a director,

where to do so would amount to a breach of that confidence.

16.5	Where the directors authorise a conflict situation they may (whether at the time of giving the authorisation or subsequently) provide, without limitation, that the director:

(A)	is excluded from discussions (whether at meetings of directors or otherwise) related to the conflict situation;

(B)	is not given any documents or other information relating to the conflict situation; and

(C)	may or may not vote (or may or may not be counted in the quorum) at any future meeting of directors in relation to any resolution relating to the conflict situation.

16.6	Where the directors authorise a conflict situation, the director the subject of such conflict situation will:

(A)	be obliged to conduct himself in accordance with any terms imposed by the directors in relation to the conflict situation; and

(B)

pursuant to section 180(4)(b) of the Act, not have breached his general duties as set out in sections 171 to 177 of the Act to the extent that he complies with such terms and the other provisions of these articles relating to conflict situations.

16.7

For the purposes of sections 175 and 180(4) of the Act and for all other purposes relating to the Company, it is acknowledged that a director may be or become subject to a conflict situation or conflict situations as a result of his also being or having been, or being party to an agreement or arrangement or understanding or circumstances under which he may become, an employee, director, trustee, member, partner, officer or representative of, or a consultant to, or a direct or indirect investor in and/or otherwise commercially involved with or economically interested in, any associated company of the Company and/or any pension or similar retirement benefits scheme operated for the benefit of the employees and/or directors of any associated company of the Company. Any such conflict situation of a director shall be deemed authorised by these articles.

16.8

Any director the subject of a conflict situation authorised in accordance with this article 16, but subject to the terms of any such authorisation, shall be entitled to receive notice (including any relevant board papers) of, attend, count in the quorum towards and vote at board meetings relating in any way to, and deal generally with, matters concerning, connected with or arising from the conflict situation concerned.

17.	APPOINTMENT AND REMOVAL OF DIRECTORS

17.1	Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director by a decision of the directors.

17.2

The holder or holders for the time being of a majority in number of the issued shares of the Company entitled at the time to vote at general meetings may at any time and from time to time, by written notice (including by electronic communication) given to the Company at its registered office for the time being (such notice to take effect on delivery), appoint any person as a director of the Company and/or remove any person as a director of the Company, howsoever appointed.

17.3	A person ceases to be a director as soon as:

(A)	that person ceases to be a director by virtue of any provision of the Act or these articles or is prohibited from being a director by law;

(B)	a bankruptcy order is made against that person;

(C)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(D)

a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months; and/or

(E)	notification is received by the Company from the director that the director is resigning from office, and such resignation has taken effect in accordance with its terms.

18.	APPOINTMENT AND REMOVAL OF ALTERNATE DIRECTORS

18.1	Any director other than an alternate director (“appointor”) may appoint (and remove any alternate so appointed) as an alternate any other person (whether or not a director) to:

(A)	exercise that director’s powers; and

(B)	carry out that director’s responsibilities,

in relation to the taking of decisions by the directors, in the absence of the alternate’s appointor.

18.2

Any appointment or removal of an alternate must be effected by notice in writing (including by electronic communication) identifying the alternate director concerned and will take effect on the later of:

(A)	the date that the Company is served with the notice; and

(B)	the date specified in the notice as being the appointment or removal date of the alternate.

18.3	In the case of an appointment of an alternate director, he must confirm in writing to the Company his willingness to act as the alternate of the appointor.

18.4	An alternate director’s appointment as an alternate terminates:

(A)	if his appointor revokes his appointment by notice to the Company in writing (including by electronic communication) specifying when it is to terminate; or

(B)	if any event happens in relation to him which, if he were a director, would cause his office as director to be vacated; or

(C)	if his appointor ceases to be a director for any reason.

19.	RIGHTS AND RESPONSIBILITIES OF ALTERNATE DIRECTORS

19.1	An alternate director may act as alternate director to more than one director and has the same rights in relation to any decision of the directors as the alternate’s appointor.

19.2	Except as the articles specify otherwise, alternate directors:

(A)	are deemed for all purposes to be directors;

(B)	are liable for their own acts and omissions;

(C)	are subject to the same restrictions as their appointors; and

(D)	are not deemed to be agents of or for their appointors,

and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member.

19.3	A person who is an alternate director but not a director:

(A)	may be counted as participating for the purposes of determining whether a quorum is present (but only if that person’s appointor is not participating and is entitled to be counted);

(B)	may participate in a unanimous decision of the directors (but only if his appointor is an eligible director in relation to that decision, but does not participate); and

(C)	may be counted separately for the purposes of articles 19.3(A) and 19.3(B) in respect of each of his appointors and be entitled to a separate vote for each such appointor as is an eligible director.

19.4

A director who is also an alternate director is entitled, in the absence of his appointor, to a separate vote on behalf of each of his appointors, in addition to his own vote on any decision of the directors (provided that such appointor is an eligible director in relation to that decision).

19.5

An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the Company.

20.	SECRETARY

The directors may (but shall not be required to) from time to time appoint or remove any person who is willing to act as the secretary of the Company on such terms as they think fit. If at any time there is no secretary or for any reason no secretary capable of acting, the directors may appoint an assistant or deputy secretary.

20.1

The holder or holders for the time being of a majority in number of the issued shares of the Company entitled at the time to vote at general meetings may at any time and from time to time, by written notice (including by electronic communication) given to the Company at its registered office for the time being (such notice to take effect on delivery), appoint any person as a secretary of the Company and/or remove any person as a secretary of the Company, howsoever appointed.

21.	REMUNERATION AND EXPENSES OF DIRECTORS

21.1	Directors may undertake any services for the Company that the directors decide.

21.2	Directors are entitled to such remuneration as the directors determine:

(A)	for their services to the Company as directors; and

(B)	for any other service which they undertake for the Company.

21.3	Subject to the articles, a director’s remuneration may:

(A)	take any form; and

(B)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

21.4	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

21.5

Unless the directors decide otherwise, directors are not accountable to the Company for any remuneration which they receive as directors or other officers or employees of the Company’s subsidiaries or of any other body corporate in which the Company is interested.

21.6	The Company may pay any reasonable expenses which the directors (including alternate directors) and the Company secretary (if any) properly incur in connection with their attendance at:

(A)	meetings of directors or committees of directors;

(B)	general meetings; or

(C)

separate meetings of the holders of any class of shares or of debentures of the Company, or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

22.	DIVIDENDS AND OTHER DISTRIBUTIONS

22.1	The Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

22.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

22.3	No dividend may be declared or paid unless it is in accordance with shareholders’ respective rights.

22.4

Unless the shareholders’ resolution to declare or directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each shareholder’s holding of shares on the date of the resolution or decision to declare or pay it.

22.5

If the Company’s share capital is divided into different classes, except with the written consent of the holders of a majority of each class of shares carrying preferential rights to a dividend no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear.

22.6	The directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

22.7

If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

22.8	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

(A)	transfer to a bank or building society account specified by the distribution recipient either in writing or as the directors may otherwise decide;

(B)

sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient either in writing or as the directors may otherwise decide;

(C)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the directors may otherwise decide; or

(D)	any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

22.9	In the articles, the “distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

(A)	the holder of the share; or

(B)	if the share has two or more joint holders, whichever of them is named first in the register of members; or

(C)	if the holder is no longer entitled to the share by reason of bankruptcy or otherwise by operation of law, the transmittee.

22.10

The Company shall be entitled to deduct from any amount payable to the distribution recipient in respect of a dividend or other distribution, and set off against such amount, any amount owed and due for payment to the Company by any member(s) in respect of whose shares the payment is to be made.

22.11	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

(A)	the terms on which the share was issued; or

(B)	the provisions of another agreement between the holder of that share and the Company.

22.12	All dividends or other sums which are:

(A)	payable in respect of shares; and

(B)	unclaimed after having been declared or become payable, may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

22.13	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

22.14	If:

(A)	twelve years have passed from the date on which a dividend or other sum became due for payment; and

(B)	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

22.15

Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

22.16	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(A)	fixing the value of any assets;

(B)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

(C)	vesting any assets in trustees.

22.17	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

(A)	the share has more than one holder; or

(B)	more than one person is entitled to the share, the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

23.	CAPITALISATION OF PROFITS

23.1	Subject to the articles, the directors may, if they are so authorised by an ordinary resolution:

(A)

decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and

(B)

appropriate any sum which they so decide to capitalise (a “capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (the “persons entitled”) and in the same proportions.

23.2	Capitalised sums must be applied:

(A)	on behalf of the persons entitled; and

(B)	in the same proportions as a dividend would have been distributed to them.

23.3

Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

23.4

A capitalised sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

23.5	Subject to the articles the directors may:

(A)	apply capitalised sums in accordance with paragraphs 23.3 and 23.4 partly in one way and partly in another;

(B)

make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under this article (including the issuing of fractional certificates or the making of cash payments); and

(C)

authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under this article.

24.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

24.1

A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

24.2	A person is able to exercise the right to vote at a general meeting when:

(A)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

(B)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

24.3	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

24.4	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

24.5

Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

24.6	Directors may attend and speak at general meetings, whether or not they are shareholders.

24.7	The chairman of the meeting may permit other persons who are not:

(A)	shareholders of the Company; or

(B)	otherwise entitled to exercise the rights of shareholders in relation to general meetings,

to attend and speak at a general meeting.

25.	QUORUM FOR GENERAL MEETINGS

25.1

No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum. The presence of any one qualifying person when the Company has only one member shall constitute a quorum; otherwise, the quorum shall be any two qualifying persons. For the purposes of this article 25.1 and article 28.5 “qualifying person” has the meaning given to it in section 318(3) of the Act.

25.2

If at any adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, or if during an adjourned meeting such a quorum ceased to be present, the meeting shall stand dissolved.

26.	CHAIRING GENERAL MEETINGS

26.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

26.2	If the directors have not appointed a chairman, or if the chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

(A)	the directors present; or

(B)	(if no directors are present), the meeting,

must appoint a director or shareholder to chair the meeting, and the appointment of the chairman of the meeting must be the first business of the meeting.

26.3	The person chairing a meeting in accordance with this article is referred to as the “chairman of the meeting”.

27.	ADJOURNMENT OF GENERAL MEETINGS

27.1

If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

27.2	The chairman of the meeting may adjourn a general meeting at which a quorum is present if:

(A)	the meeting consents to an adjournment, or

(B)

it appears to the chairman of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

27.3	The chairman of the meeting must adjourn a general meeting if directed to do so by the meeting.

27.4	When adjourning a general meeting, the chairman of the meeting must:

(A)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the directors; and

(B)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

27.5

If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least 7 clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

(A)	to the same persons to whom notice of the Company’s general meetings is required to be given; and

(B)	containing the same information which such notice is required to contain.

27.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

28.	VOTING AT GENERAL MEETINGS

28.1

Each shareholder present in person or by proxy or corporate or other voting representative permitted by these articles shall be entitled on a show of hands to one vote and on a poll to one vote for each share of which he is the holder.

28.2	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the articles.

28.3

No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid. Any such objection must be referred to the chairman of the meeting, whose decision is final.

28.4	A poll on a resolution may be demanded:

(A)	in advance of the general meeting where it is to be put to the vote; or

(B)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

28.5	A poll on a resolution may be demanded by:

(A)	any qualifying person present and entitled to vote at the meeting; or

(B)	any director; or

(C)	the chairman of the meeting.

28.6	A demand for a poll may be withdrawn if:

(A)	the poll has not yet been taken; and

(B)	the chairman of the meeting consents to the withdrawal.

A demand withdrawn in accordance with this article shall not invalidate the result of a show of hands declared before the demand was made.

28.7	Polls must be taken immediately and in such manner as the chairman of the meeting directs.

29.	CONTENT OF PROXY NOTICES

29.1	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(A)	states the name and address of the shareholder appointing the proxy;

(B)	identifies the person appointed to be that shareholder’s proxy and the general meeting in relation to which that person is appointed;

(C)	is signed by or on behalf of the shareholder appointing the proxy, or is authenticated in such manner as the directors may determine; and

(D)	is delivered to the Company in accordance with the articles and any instructions contained in the notice of the general meeting to which they relate.

29.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

29.3	Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

29.4	Unless a proxy notice indicates otherwise, it must be treated as:

(A)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

(B)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

30.	DELIVERY OF PROXY NOTICES

30.1

A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

30.2	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

30.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

30.4	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

31.	AMENDMENTS TO RESOLUTIONS AT GENERAL MEETINGS

31.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(A)

notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine); and

(B)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

31.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(A)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(B)	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

31.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

32.	CHANGE OF NAME OF THE COMPANY

In addition to any other method available under the Act for effecting a change of name of the Company, the Company’s name may (subject to compliance with section 79 of the Act) be changed by resolution of its board.

33.	ADMINISTRATIVE ARRANGEMENTS

33.1

Subject to the articles, anything sent or supplied by or to the Company under the articles may be sent or supplied in any way in which the Act provides for documents or information which are authorised or required by any provision of the Act to be sent or supplied by or to the Company.

33.2

Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

33.3

A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

33.4

Except as provided by law or authorised by the directors or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a shareholder.

33.5

The directors may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

34.	NOTICES

34.1	Any notice shall be deemed to be served on or delivered to the intended recipient:

(A)

if sent by prepaid United Kingdom first class post to an address in the United Kingdom, 24 hours after it was posted (or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom, in each case if sent by reputable international overnight courier addressed to the intended recipient);

(B)	if sent by electronic means, one hour after the document or information was sent;

(C)	if delivered by hand, when it is left at the address at which lawful service of the intended recipient may be effected; and

(D)

if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.

34.2

For the purposes of this article 34, any notice delivered after 5pm on any business day or at any time on any non-business day shall be deemed to have been received at 9am on the following business day.

35.	INDEMNITY IN FAVOUR OF DIRECTORS AND ANY SECRETARY

35.1	Subject to and to the fullest extent permitted by the Act, but without prejudice to any indemnity to which he may be otherwise entitled:

(A)

every director and alternate director (and every director or alternate director of any associated company of the Company) and any secretary of the Company (each a “relevant officer”) shall be indemnified out of the assets of the Company against all costs and liabilities incurred by him in relation to any proceedings (whether civil or criminal) or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him in his capacity as such save that no such person shall be indemnified (whether directly or indirectly):

(1)

for any liability incurred by him in connection with any negligence, default, breach of duty or breach of trust in relation to the Company or any associated company of the Company (as defined in section 256 of the Act for these purposes);

(2)	for any fine imposed in criminal proceedings which have become final;

(3)	for any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising;

(4)	for any liability incurred by him in defending any criminal proceedings in which he is convicted and such conviction has become final;

(5)	for any liability incurred by him in defending any civil proceedings bought by the Company or an associated company of the Company in which a final judgment has been given against him; and

(6)	for any liability incurred by him in connection with any application under sections 661(3) or (4) or 1157 of the Act in which the court refuses to grant him relief and such refusal has become final;

(B)

every relevant officer shall be entitled (i) to have funds provided to him by the Company to meet expenditure incurred or to be incurred by him in defending himself in any proceedings (whether civil or criminal) or in connection with an application for relief (as defined in section 205(5) of the Act) or in an investigation, or against action proposed to be taken, by a regulatory authority or (ii) to receive assistance from the Company as will enable any such person to avoid incurring such expenditure, where such proceedings, application, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any associated company of the Company, provided that he will be obliged to repay any funds provided to him no later than:

(1)	in the event he is convicted in such proceedings, the date when the conviction becomes final; or

(2)	in the event of judgment being given against him in such proceedings, the date when the judgment becomes final; or

(3)	in the event of the court refusing to grant him such relief, the date when the refusal becomes final; or

(4)

in the event he becomes liable for any sum payable to a regulatory authority by way of penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising, the date on which any appeal relating to such sum becomes final (within the meaning of section 205(3) of the Act); and

(C)

every relevant officer shall be indemnified out of the assets of the Company against all costs and liabilities incurred by him in relation to any of the Company’s activities as trustee of an occupational pension scheme (as defined in section 235(6) of the Act) save that no relevant officer shall be indemnified:

(1)	for any fine imposed in criminal proceedings which have become final;

(2)	for any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising; and

(3)	for any costs for which he has become liable in defending any criminal proceedings in which he is convicted and such conviction has become final.

35.2

No secretary of the Company shall be indemnified by the Company under the provisions of article 35.1 to the extent the benefits available under such indemnity would exceed the benefits available to a director under an equivalent indemnity given in such director’s favour.

36.	INSURANCE IN RESPECT OF DIRECTORS

Subject to the Act, the directors may exercise all the powers of the Company to purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a director or other officer or employee of the Company or any associated company of the Company or in which the Company has or had an interest (whether direct or indirect) or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of any such body corporate is or has been interested indemnifying such person against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a director, officer, employee or trustee

37.	SCHEME OF ARRANGEMENT

37.1

In this Article 37 references to the “Scheme” are to the scheme of arrangement dated January 31, 2019 between the Company and the holders of Scheme Shares (as defined in the Scheme) under Part 26 of the Companies Act 2006 in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company and STERIS plc (“STERIS Ireland”). Expressions defined in the Scheme or (if not so defined in the Scheme) defined in the proxy statement/prospectus of the Company and STERIS Ireland dated January 31, 2019 circulated with the Scheme containing the explanatory statement required pursuant to Section 897 of the Companies Act 2006, shall have the same meanings where used in this Article.

37.2

Notwithstanding any other provision of these Articles, if the Company issues any Ordinary Shares (other than to STERIS Ireland or its nominee(s) or as it shall direct) after the adoption of this Article and at or before the Reduction Record Time, such shares shall be issued subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the original or any subsequent holder or holders of such shares shall be bound by the Scheme accordingly.

37.3

Notwithstanding any other provision of these Articles, subject to the Scheme becoming effective, if any Ordinary Shares are issued to any person or his nominee (a “New Shareholder”) (other than to STERIS Ireland or its nominee(s) or as STERIS Ireland shall direct) after the Reduction Record Time (the “Post-Scheme Shares”), they shall be immediately transferred to STERIS Ireland (or to such person as it may direct) free of all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever in consideration for the allotment, issue or transfer free of all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever to the New Shareholder of such number of fully paid ordinary shares in the capital of STERIS Ireland as would have been allotted and issued to such New Shareholder under the Scheme had such Post-Scheme Shares been Scheme Shares, provided that:

(A)

if the Company is advised that the allotment, issue or transfer of any ordinary shares of STERIS Ireland pursuant to this Article would or may infringe the laws of a jurisdiction outside the United Kingdom, Ireland or the United States of America or would or may require the Company or STERIS Ireland to comply with any governmental or other consent or any registration, filing or other formality or requirement with which STERIS Ireland is in its opinion unable to comply or compliance with which STERIS Ireland regards as unduly onerous, the Company may, in its sole discretion, determine that such ordinary shares of STERIS Ireland shall be sold, in which event STERIS Ireland shall appoint a person to act pursuant to this Article and such person shall be authorised on behalf of such holder to procure that any shares in respect of which STERIS Ireland has made such a determination, as soon as practicable following the allotment, issue or transfer of such shares, be sold at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions, including any value added tax payable thereon) shall be paid to such holder;

(B)

the number of ordinary shares of STERIS Ireland issued to a New Shareholder may be adjusted by the Directors of STERIS Ireland on any reorganisation of or material alteration to the share capital of either the Company or STERIS Ireland (including, without limitation, any subdivision and/or consolidation) effected after the close of business on the Scheme Effective Date. References in this Article to Ordinary Shares or ordinary shares of STERIS Ireland shall, following such adjustment, be construed accordingly;

(C)

the par value of ordinary shares of STERIS Ireland issued to a New Shareholder following the Scheme becoming effective will be $0.001 per share or such other par value as the directors of STERIS Ireland shall determine;

(D)

no fraction of an ordinary share of STERIS Ireland shall be allotted or issued pursuant to this Article and the fractional entitlement of each New Shareholder who would otherwise have been entitled to a fraction of such ordinary shares of STERIS Ireland shall be rounded down to the nearest whole number of STERIS Ireland ordinary shares;

(E)

to give effect to any transfer of Post-Scheme Shares, the Company may appoint any person as attorney for the New Shareholder to transfer the Post-Scheme Shares to STERIS Ireland and/or its nominee(s) and do all such other things and execute and deliver all such documents as may in the opinion of the attorney be necessary or desirable to vest the Post-Scheme Shares of STERIS Ireland and/or its nominee(s) and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares as STERIS Ireland may direct in relation to any dealings with, or disposal of, such share (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof. If an attorney is so appointed, the New Shareholder shall not thereafter (except to the extent that the attorney fails to act in accordance with the directions of STERIS Ireland) be entitled to exercise any rights attaching to the Post-Scheme Shares unless so agreed by STERIS Ireland. The attorney shall be empowered to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Shareholder (or any subsequent holder) in favor of STERIS Ireland and the Company may give a good receipt for the consideration for the Post-Scheme Shares and may register STERIS Ireland and/or its nominee(s) as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Shareholder for the Post-Scheme Shares;

37.4

STERIS Ireland shall issue and allot any ordinary shares of STERIS Ireland in respect of any shares transferred pursuant to this Article 37 within 14 days of the issue of the Post-Scheme Shares to the New Shareholder. The ordinary shares of STERIS Ireland to be issued and allotted pursuant to this Article 37 shall be issued in certificated or uncertificated form as STERIS Ireland may determine in its absolute discretion;

37.5

notwithstanding any other provision of these Articles, neither the Company nor the Directors shall register the transfer of any Scheme Shares effected between the Reduction Record Time and the Scheme Effective Date other than to STERIS Ireland or as STERIS Ireland shall direct in writing; and

37.6

if the Scheme shall not have become effective by June 30, 2019 (or such later date (if any) as the Company and STERIS Ireland may agree) and the Court may approve, this Article 37 shall be of no effect.